CODE OF ETHICS

UMB DISTRIBUTION SERVICES, LLC

Amended and Restated as of August 4, 2022

INTRODUCTION

UMB Distribution Services, LLC (“UMBDS”) provides distribution-related services to its investment company clients who are in the business primarily of investing, reinvesting, owning, holding and/or trading in securities. As a result of these activities, the federal securities laws impose certain standards upon the activities of the Registered Representatives of UMBDS. In particular, all Registered Representatives of UMBDS are precluded from engaging in insider trading or tipping. In addition, UMBDS’ officers are subject to specific additional regulations that address potential conflicts of interest in their day-to-day activities as well as their personal investment activities. Notwithstanding the applicable securities laws, UMBDS Registered Representatives are expected to act with the highest level of professional and ethical standards and avoid not only prohibited situations but also those that may give the appearance of impropriety. This is necessary to maintain the integrity of UMBDS’ business and its relationship with its clients.

This Code of Ethics is intended to dictate a level of conduct for Registered Representatives of UMBDS in their day-to-day and personal trading activities and to provide a means to prevent and detect violations of applicable rules and regulations Be advised that Registered Representatives are expected to follow not only the letter of this Code, but also its spirit as well. Accordingly, compliance shall be reviewed for both. Questions regarding any aspect of this Code of Ethics and Insider Trading Policy and Procedures should be directed to the President, Chief Compliance Officer or the Legal Department.

I.	STATEMENT OF GENERAL PRINCIPLES

A. No officer, director or Registered Representative of UMBDS shall engage in any of the following acts, practices or courses of business while employed with UMBDS in connection with the purchase or sale of Covered Securities:

1.	Employ any device, scheme, or artifice to defraud any investment company client;

2.	Make to any investment company client any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any investment company client;

4.	Engage in any manipulative practice with respect to any investment company client; and

5.	Provide any advice or service to any investment company client in connection with the purchase or sale of Covered Securities other than one with which UMBDS has an agreement to provide service without the approval of the President.

B.	In particular, a Registered Representative may not knowingly engage in any of the foregoing in connection with any purchase or sale, directly or indirectly, of a security held or to be acquired by an investment company client. In addition, each Registered Representative shall follow the following general fiduciary principles in connection with his or her personal investment activities:

1.	At all times, place the interests of UMBDS’ investment company clients before his or her personal interests;

2.	Conduct all personal securities transactions in a manner consistent with this Code of Ethics, where applicable, so as to avoid any actual or potential conflicts of interest, or any abuse of position of trust and responsibility; and

3.	Not take any inappropriate advantage of his or her position with or on behalf of any investment company client.

II.	DEFINITIONS

A.	“1940 Act” means the Investment Company Act of 1940, as amended.
B.	“Access Person” means any director, officer, or general partner of UMBDS who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of Covered Securities by UMBDS’ investment company clients for which UMBDS acts as distributor, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to UMBDS’ investment company clients regarding the purchase or sale of Covered Securities.

In conjunction with the restrictions that may be imposed in accordance with Section IV(F), (i) a Dual Representative will not be considered an Access Person solely for the fact that such Dual Representative has, or obtains, information regarding the purchase or sale of a Covered Security by a UMBDS investment company client for which such Dual Representative is also an employee of such UMBDS client’s investment advisor (and provided that such Dual Representative is an “Advisory Person” as defined in Rule 17j-1 of the 1940 Act) and (ii) any Registered Representative of UMBDS performing compliance oversight or responsible for the approval of transactions that involve a Dual Representative described in (i) above, will not be an Access Person solely by reason of such supervision.

C.	A security “held or to be acquired” means any Covered Security which within the most recent 15 days is or has been held by the investment company client or is being considered by the investment company client or its investment adviser for purchase by the investment company and any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security.
D.	“Beneficial ownership”[1] shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”), and the rules and regulations promulgated thereunder, by virtue of having a pecuniary interest, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.
E.	“Chief Compliance Officer” means such person as the President shall name.
F.	“Control” means the power to exercise a controlling influence over the management and policies of a company, unless such power is solely the result of an official position with such company.

G.	“Covered Security” means a security defined in Section 2(a)(36) of the 1940 Act, exclusive of the securities described in Sections III(F). For the avoidance of doubt, any asset that is issued and transferred using distributed ledger technology or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, or digital “coins” or “tokens” (“Digital Assets”), is considered a Covered Security for purposes of this policy.
H.	“Dual Representative” means a Registered Representative of UMBDS, who is also an employee of an investment advisor, or other firms such as third party marketers, of investment companies or others for which UMBDS or its affiliates act as agent and/or provide other services.
I.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the 1934 Act.
J.	“Investment company client” means any investment company with which UMBDS or UMB Fund Services, Inc. has an effective contract to provide services including administration, marketing and/or transfer agent services.
K.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the 1933 Act.
L.	“Purchase or sale of a security” includes the writing of an option to purchase or sell a Covered Security.
M.	“President” means the President of UMB Distribution Services, LLC.
N.	“UMBDS” means UMB Distribution Services, LLC.

[1]	“Beneficial ownership” includes ownership of a security in which the Access Person has a direct or indirect pecuniary interest. A direct pecuniary interest is the opportunity, directly or indirectly, to profit, or to share the profit, from the transaction. An indirect pecuniary interest is any nondirect financial interest, but is specifically defined in the rules to include securities held by members of the Access Person’s immediate family sharing the same household; securities held by other relatives whose investments the Access Person directs or controls, whether the person lives with the Access Person or not, as well as accounts of another person (individual, partner, corporation, trust, custodian, or other entity) if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains or may obtain therefrom a direct or indirect pecuniary interest; securities held by a partnership of which the Access Person is the general partner; securities held by a trust of which the Access Person is the settlor if the Access Person can revoke the trust, or a beneficiary if the Access Person has or shares investment control with the trustee; and equity securities which may be acquired upon exercise of an option or other right, or through conversion. A person does not derive a direct or indirect pecuniary interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. Questions regarding beneficial ownership should be directed to the Chief Compliance Officer.

III.	EXEMPT TRANSACTIONS

The restrictions of Section IV and the reporting requirements of Section V of this Code shall not apply to the following; provided, however, all transactions adhere to the general fiduciary principles set forth in Section I:

A.	Purchases or sales affected in any account over which the Access Person has no direct or indirect influence or control.
B.	Purchases or sales of securities which are not eligible for purchase or sale by any investment company client under its investment objectives and policies set forth in the client’s registration statement.
C.	Purchases or sales which are non-volitional on the part of the Access Person, including mergers, recapitalizations or similar transactions.
D.	Purchases which are part of an issuer’s automatic dividend reinvestment plan.
E.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights are so acquired.
F.	Securities issued by the Government of the United States (i.e., U.S. Treasury securities), short-term debt securities which are “government securities” within the meaning of section 2(a)(16) of the 1940 Act (which includes securities of the U.S. Government and its instrumentalities), bankers’ acceptances, bank certificates of deposit, commercial paper, and shares of registered open-end investment companies.
G.	Securities issued by any company included in the Standard and Poor’s 500® Index.

H.	Purchases or sales which receive the prior approval of the President or the Chief Compliance Officer because they are only remotely potentially harmful to UMBDS and its investment company clients because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by any investment company client.

IV.	RESTRICTIONS ON PERSONAL INVESTING AND OTHER ACTIVITIES

A. Trading Restrictions. No Access Person shall, directly or indirectly, purchase or sell any security in which he or she has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such proposed purchase or sale:

1.	is being considered for purchase or sale by or for an investment company client;

2.	is the subject of a pending buy or sell order by an investment company client; or

3.	was purchased or sold by or considered for purchase or sale for an investment company client on the same day as the proposed purchase or sale of such Access Person.

B. Limited Offerings. No Access Person may invest in a limited offering of securities unless the individual receives prior approval of the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in the initial public offering. The Chief Compliance Officer shall review the transaction to determine that the investment is not an undisclosed reward for directing business to UMBDS and that the Access Person is not misappropriating an opportunity that should have been offered to an investment company client. Any such investments by the Chief Compliance Officer must receive the prior approval of the President.

C. Initial Public Offerings. No Access Person of UMBDS may acquire any beneficial ownership in any securities in an initial public offering unless the individual receives prior approval of the Chief Compliance Officer before directly or indirectly acquiring beneficial ownership in any securities in the initial public offering. The Chief Compliance Officer shall review the transaction to determine that the investment is not an undisclosed reward for directing business to UMBDS and that the Access Person is not misappropriating an opportunity that should have been offered to an investment company client. Any such investments by the Chief Compliance Officer must receive the prior approval of the President.

D. Gifts. No Access Person may receive any gift or anything else of more than $100 value within any calendar year from any person, entity or person affiliated with an entity that does business with or on behalf of an investment company client.

E. Service as a Director. No Access Person may serve on a board of directors of a publicly traded company, absent prior written authorization by the President which authorization is based upon a determination that such service would be consistent with the interests of UMBDS and its investment company clients. Any authorization will be conditioned upon the notification of such position to each investment company client and upon such other conditions as the President may deem necessary to isolate the individual from those making investment decisions.

F. Other Restrictions. UMBDS recognizes that its Registered Representatives do not have any on-going, day-to-day involvement with the investment selection process of the investment companies for which it serves as distributor. In particular, its Registered Representatives do not provide information or advice relating to the investment decision making process nor are Registered Representatives typically consulted by the investment advisers regarding specific portfolio transactions prior to their execution. In addition, it has been the practice of UMBDS’ investment company clients and their investment advisers to not share information about securities purchased or sold or considered for purchase or sale for a portfolio until after such securities are purchased or sold. Accordingly, UMBDS believes the foregoing restrictions together with the reporting and compliance procedures described in Section V are sufficient and reasonable to detect and prevent violations of the Code. As discussed in Sections V(F) and VI, if circumstances warrant, the Member(s) of UMBDS may ban an Access Person, or a Dual Representative that is not an Access Person (and a Registered Representative supervising such Dual Representative), from all personal securities transactions or require the pre-clearance of any such transactions, or impose such other restrictions as it deems necessary or appropriate. Appendix B sets forth additional restrictions and/or reporting procedures, if any.

V.	REPORTING AND COMPLIANCE PROCEDURES

Every Access Person of UMBDS is required to report to the Chief Compliance Officer or his/her designee:

A. Initial Holdings Reports. No later than 10 days after the person becomes an Access Person, the following information:

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with the Access Person maintained and account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

3.	The date the certification was completed in the Schwab CT system by the Access Person.

B. Quarterly Securities Transaction Report. No later than 10 days after the end of the calendar quarter, the following information:

1. With respect to any transaction during the quarter in a Covered Security in which the Access person had any direct or indirect beneficial ownership:

a.	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

b.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.	The price of the Covered Security at which the transaction was effected;

d.	The name of the broker, dealer or bank with or through which the transaction was effected;

e.	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

a.	The name of the broker, dealer or bank with whom the Access Person established the account;

b.	The date the account was established; and

c.	The date that the certification was completed in the Schwab CT system by the Access Person.

C. Annual Holdings Reports. Annually, the following information (which information must be current as of a date no more than 30 days before the report is actually submitted):

1.	The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect ownership;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

3.	The date that the certification was completed in the Schwab CT system by the Access Person.

D. Confirmations. In addition to the reporting requirements of Section V(A), (B) and (C) all Access Persons shall direct their brokers or financial intermediaries to supply to the Chief Compliance Officer or her designee on a timely basis, duplicate copies of brokerage confirmations of all personal securities transactions for all securities accounts in which the Access Person has a direct or indirect beneficial interest (other than securities described in Section III(F)).

E. Disclaimer of Beneficial Ownership. No Quarterly Report shall be construed as an admission by the Access Person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

F. Compliance Monitoring.

1.	The Chief Compliance Officer shall establish Post-Trade Monitoring Procedures reasonably necessary to prevent Access Persons from violating this Code, pursuant to which all Initial Holding Reports and Certification, Quarterly Reports, Annual Holding Reports and Certification, confirmations and other materials regarding personal securities transactions by employees are reviewed to ascertain compliance with the provisions of this Code. All Quarterly Reports of the Chief Compliance Officer shall be reviewed by such person(s) as the President may from time to time designate. It shall be the responsibility of the Chief Compliance Officer to report violations to the management of UMBDS. The Member(s) may impose such other reporting or compliance procedures as necessary or appropriate including bans on some or all personal investment activity or pre-clearance of securities activities. Appendix B sets forth additional restrictions and/or reporting procedures, if any.

2.	The Chief Compliance Officer, or her designee, shall identify all Access Persons who are required to make reports pursuant to this Code and shall inform such Access Persons of their reporting obligation.

VI.	REVIEW BY MEMBER(S); SANCTIONS

A. Annual Report to UMBDS Member(s).

1.	No less frequently than annually, UMBDS shall provide to its Member(s) a written report that describes any issues arising under the Code or procedures since the last report to the Member(s), including but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

2.	The Chief Compliance Officer or his/her designee also shall inquire into any apparent violation of the restrictions imposed by this Code and shall report any apparent violations of the restrictions provided herein to UMBDS.

B. Sanctions. Upon finding such a violation of this Code, UMBDS may impose any sanction or take such remedial actions as it deems appropriate including, without limitation, requiring the disgorgement of profits, imposing fines, barring any personal securities transactions or termination of registration with UMBDS.

VII.	RECORD RETENTION

UMBDS shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act:

A.	Retention of Copy of Code. A copy of this Code shall be preserved in an easily accessible place.
B.	Record of Violations. A record of any violation of this Code and any action taken as a result, shall be preserved in any easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.
C.	Copy of Forms and Reports. A copy of each Initial Holding Report, Quarterly Report and Annual Holding Report prepared and submitted by an Access Person pursuant to this Code shall be preserved by the Chief Compliance Officer or his/her designee for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.
D.	Reporting Person List. A list of all Access Persons who are, or within the past five years have been, required to submit Reports pursuant to this Code shall be maintained in an easily accessible place.
E.	Approval Forms. A record of any decision and the reasons supporting the decision to approve the acquisition by Access Persons of securities in an Initial Public Offering or in a Limited Offering shall be maintained for at least five years of the fiscal year in which the decision is made, the first two years in an easily accessible place.